EXHIBIT 10.10

LOCK-UP AGREEMENT

April 15, 2003

Next, Inc.

7625 Hamilton Park Drive

Suite 12

Chattanooga, TN 37431

In consideration for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Sean Garber (“Stockholder”) agrees that Stockholder will not, directly or indirectly, sell, offer, contract or option to sell (including without limitation any short sale), pledge, transfer, establish an open “put equivalent position” within the meaning of Rule 16a-l(h) under the Securities Exchange Act of 1934, as amended, or otherwise dispose of any equity securities (the “Shares”) of Next, Inc. (“Next”), or publicly announce Stockholder’s intention to do any of the foregoing, for a period commencing on the date hereof and, subject to the paragraph immediately following, continuing for thirty-six (36) months thereafter (the “Lock-Up Period”). Stockholder agrees and consents to the entry of stop transfer instructions with Next’s transfer agent and registrar precluding the transfer of Shares held by Stockholder except in compliance with the restrictions set forth herein.

Stockholder and Next agree that a majority of the Shares held by Dan F. Cooke, The William B. III and Cindy S. Hensley Family Limited Partnership, Charles L. Thompson and Sean Garber may elect to terminate this Lock-Up Agreement on the last day of the initial twelve (12) month period hereof and thereafter on the last day of each subsequent six (6) month period until the last day of the Lock-Up Period; provided, however, that such election is made in writing thirty (30) days prior to the effective date of such termination. Upon such election, the Lock-Up Agreements to which Dan F. Cooke, The William B. III and Cindy S. Hensley Family Limited Partnership, Charles L. Thompson and Sean Garber shall all be terminated.

Notwithstanding anything herein contained to the contrary, after the expiration of the initial twelve (12) months of the Lock-Up Period, each of Dan F. Cooke, The William B. III and Cindy S. Hensley Family Limited Partnership, Charles L. Thompson and Sean Garber may enter into one (1) arms-length private transaction with an independent third party and sell for cash or other immediately available funds not less than 250,000 Shares and not more than 500,000 Shares; provided, however, that such sale shall be in compliance with all applicable state and federal securities laws (the compliance with which shall be determined by Next in its sole discretion) and the purchaser of such Shares shall enter into a lockup agreement with terms identical to the lockup agreement to which such selling stockholder is a party.

This Agreement shall terminate immediately should Next fail to timely file any mandatory disclosure documents with the Securities and Exchange Commission.

This Agreement is irrevocable unless at least three independent directors of Next’s board of directors approves any amendment or termination hereof, and will be binding on Stockholder and Stockholder’s respective successors, heirs, personal representatives and assigns.

Very truly yours,

/s/ Sean Garber

Sean Garber

Agreed and Accepted:

Next, Inc.

By: /s/ Dan F. Cooke

            Dan F. Cooke, CEO

2